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                                                                      EXHIBIT 99





                                                Contact:
                                                Infonautics, Inc.
                                                Bob Wright

                                                610.225.6356
                                                bwright@infonautics.com

                                                or:
                                                Freddi O'Brien
                                                610.293.6891
                                                fobrien@infonautics.com



            INFONAUTICS, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS
                CONTINUED STRONG GROWTH IN BUSINESS FUNDAMENTALS
                COMPANY GRANTED HEARING ON NASDAQ MINIMUM LISTING
                                   REQUIREMENT

WAYNE, Pa. (October 19, 1998) -- Infonautics, Inc. (NASDAQ:INFO), a rapidly growing Internet information company, today reported revenue of $4.1 million for the third quarter of 1998. This represents a 149 percent increase over $1.7 million in last year's comparable period.

In the first three quarters of 1998, Infonautics generated revenue of $10.3 million, 136 percent more than the $4.4 million generated during the same period last year.

New sales bookings were $5.8 million in this year's third quarter, an increase of 107 percent over last year's third quarter performance. On a year-to-date basis, sales bookings were $15.3 million, up 93 percent over the first nine months of last year. Sales bookings represent the value of firm, non-cancelable customer commitments that convert to revenue over the life of the contract.

Van Morris, president and chief executive officer of Infonautics, said "In the beginning of the year, we set out to achieve two important financial goals for our company. The first goal was to continue top line growth. Clearly, we are achieving that goal."

At the end of the third quarter, more than 9,500 schools and libraries were licensed to use Infonautics' Electric Library online reference service. This is a 40 percent increase from the 6,800 institutions at the end of the second quarter of 1998 and a 110 percent increase from 4,515 at the end of the second quarter of 1997. Mr. Morris noted, "The market's acceptance of Electric


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Library continues and we are rapidly capturing a position of leadership in this market. We believe this is an asset of real and significant value."

Mr. Morris continued, "Our second financial goal for the company was to move towards a position of generating cash from operations."

Cash used in operations declined to $1.5 million in the third quarter, while accounts receivable grew by $1.6 million to a seasonally high level of $4.2 million. Mr. Morris commented, "The fact that accounts receivable grew by approximately the same amount as cash burn illustrates our very real progress towards our second goal." Cash used in operations was $3.8 million in the immediately preceding quarter and $2.3 million for the third quarter of 1997.

Infonautics' net loss for this year's third quarter was $4.2 million or $0.44 per share, compared with a net loss of $3.9 million or $0.41 per share during the third quarter of 1997.

Operating costs were $7.3 million during the third quarter compared with $7.4 million in the immediately preceding quarter and $5.1 million in the third quarter of 1997.

Infonautics had current assets of $10.5 million including $4.7 million of cash, cash equivalents and investments as of September 30, 1998.

The company also announced that it no longer meets the minimum net tangible asset requirements for continued listing on the Nasdaq National Market. The company's net tangible asset value is directly impacted by accounting conventions that defer revenue ($8.0 million, as of September 30, 1998), thereby reducing its net tangible asset value below the Nasdaq required minimum.

In response to a delisting letter from Nasdaq, the company has requested -- and has been granted -- a hearing before a Nasdaq panel. Nasdaq has informed the company that any potential action with respect to the listing of its stock will be postponed pending the decision of the hearing panel, which could be issued between several days and several months following the date of the hearing. The hearing is scheduled for November 5, 1998. Should the company receive an unfavorable decision from the Nasdaq panel, it would expect that its stock would be quoted on the OTC Bulletin Board. Regardless, the company said it expects to make no changes in its day-to-day business operations, though an unfavorable decision by Nasdaq could have an adverse effect on the liquidity of the company's common stock.

In a separate press release issued today, Infonautics also announced Company Sleuth(TM), a free service that uncovers hard-to-find and seemingly hidden business information on the Internet. This new service automatically locates competitive intelligence by scanning financial, regulatory, investment and business sources. Users receive a daily e-mail report detailing the business activities, financial moves and Internet dealings of selected companies. The service is accessible from http://www.companysleuth.com.


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About Infonautics

Infonautics Inc. (NASDAQ: INFO) is a rapidly growing Internet information company that provides online information services for schools, libraries, consumers and businesses. Its award- winning Electric Library service was the first reference service of its type on the Internet and today is the fastest growing electronic reference product for schools and libraries, serving more than 9,500 institutions in all 50 states. Electric Library is also one of the largest paid subscription sites on the Web with more than 50,000 paying subscribers. The company also provides custom content-management and online archive services to major publishers and other content creators. Infonautics was founded in November 1992, and is headquartered in Wayne, PA.

To view Infonautics financial charts, go to http://solo.infonautics.com/ progress/

To receive additional information on Infonautics, via fax at no charge, dial 1-800-PRO-INFO and enter code INFO.

INFONAUTICS and ELECTRIC LIBRARY are registered trademarks of Infonautics, Inc. or its subsidiaries. COMPANY SLEUTH is a trademark of Infonautics, Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective holders.

                                       ###



         This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the Company's growth and expansion plans and the sufficiency of the Company's liquidity and capital. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. More information about potential factors which could affect the Company's financial results is included in the Risk Factors sections of the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to the company as of the date of this document, and the company assumes no obligation to update any such forward-looking statements.


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                                INFONAUTICS, INC.
                             SUMMARY FINANCIAL DATA


                                                 Three Months Ended                                 Nine Months Ended
                                                    September 30,                                     September 30,
                                       ---------------------------------------     ------------------------------------------
                                               1998                   1997                 1998                    1997
                                       ------------------    -----------------     ------------------      ------------------
Statement of Operations Data:

Total revenues                             $  4,148,000          $  1,667,000          $ 10,313,000           $  4,378,000



Total costs and expenses                   $  8,371,000          $  5,793,000          $ 24,128,000           $ 18,476,000



Loss from operations                       $ (4,223,000)         $ (4,126,000)         $(13,815,000)          $(14,098,000)



Net loss                                   $ (4,214,000)         $ (3,898,000)         $(13,661,000)          $(13,263,000)



Net loss per common share -                $      (0.44)         $      (0.41)         $      (1.42)          $      (1.40)
basic and diluted


Weighted average shares                       9,640,900             9,491,600             9,589,700               9,491,600
outstanding - basic and
diluted


                                                                  September 30,    December 31,
                                                                      1998            1997
                                                                  ------------    ------------
Balance Sheet Data:

Cash, cash equivalents and investments                            $  4,679,000    $ 12,997,000

Working capital                                                   $ (2,745,000)   $  7,163,000

 Total assets                                                     $ 13,701,000    $ 18,794,000

Long-term debt, less current portion                              $    135,000    $    404,000

Total shareholders' equity (deficit)                              $ (2,424,000)   $ 10,460,000